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                                                              EX-99.B9(d)(viii)


                             STAGECOACH FUNDS, INC.

                             AGGRESSIVE GROWTH FUND

                                 SERVICING PLAN

                                 CLASS B SHARES



             Section 1. Each of the proper officers of Stagecoach Funds, Inc. (the "Company") is authorized to execute and deliver, in the name and on behalf of the Company, written agreements based substantially on the form attached hereto as Appendix A or any other form duly approved by the Company's Board of Directors ("Agreements") with broker/dealers, banks and other financial institutions that are dealers of record or holders of record or which have a servicing relationship with the beneficial owners of Class B Shares ("Servicing Agents") of the Company's Aggressive Growth Fund (the "Fund"). Pursuant to such Agreements, Servicing Agents shall provide support services as set forth therein to their clients who beneficially own Class B Shares in consideration of a fee, computed monthly in the manner set forth in the Fund's then current prospectus, at an annual rate of up to 0.25% of the average daily net asset value of Class B Shares beneficially owned by or attributable to such clients. The Company's distributor, administrator and adviser and their respective affiliates are eligible to become Servicing Agents and to receive fees under this Servicing Plan. All expenses incurred by the Fund in connection with the Agreements and the implementation of this Servicing Plan shall be borne entirely by the holders of Class B Shares of the Fund.

             Section 2. The Company's administrator shall monitor the arrangements pertaining to the Company's Agreements with Servicing Agents. The Company's administrator shall not, however, be obligated by this Servicing Plan to recommend, and the Company shall not be obligated to execute, any Agreement with any qualifying Servicing Agents.

             Section 3. So long as this Servicing Plan is in effect, the Company's administrator shall provide to the Company's Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Servicing Plan and the purposes for which such expenditures were made.

             Section 4. Unless sooner terminated, this Servicing Plan (and each related agreement) shall continue in effect for a period of one year from its date of execution and shall continue thereafter for successive annual periods, provided that such continuance is specifically approved at least annually by a majority of the Board of Directors, including a majority of the Directors who are not "interested persons," as defined in the Investment Company Act of 1940, of the Company and have no direct or indirect financial interest in the operation of this Servicing Plan or in any Agreement related to this Servicing Plan (the "Disinterested Directors") cast in person at a meeting called for the purpose of voting on such approval.

             Section 5. This Servicing Plan may be amended at any time with respect to the Fund by the Company's Board of Directors, provided that any material amendment of the terms of this Servicing Plan (including a material increase of the fee payable hereunder) shall become effective only upon the approvals set forth in Section 4.

             Section 6. This Servicing Plan is terminable at any time with respect to the Fund by vote of a majority of the Disinterested Directors.


             Section 7. While this Servicing Plan is in effect, the selection and nomination of the Disinterested Directors shall be committed to the discretion of such Disinterested Directors.

             Section 8. Notwithstanding anything herein to the contrary, the Fund shall not be obligated to make any payments under this Plan that exceed the maximum amounts payable under Article III, Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

             Section 9. The Company will preserve copies of this Servicing Plan, Agreements, and any written reports regarding this Servicing Plan presented to the Board of Directors for a period of not less than six years.


Dated: November 15, 1995